Exhibit 99.1

Potlatch Corporation
601 W. First Ave., Suite 1600
Spokane, WA 99201
509.835.1500
www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports First Quarter 2012 Results

SPOKANE, Wash — April 23, 2012 — Potlatch Corporation (Nasdaq:PCH) today reported financial results for the first quarter ended March 31, 2012.

“Our Resource segment performed as expected in the first quarter, with harvest levels coming in as planned and log prices relatively flat to slightly down compared to the fourth quarter of last year” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “Although sawlog prices fell modestly in Q1 this year from Q4 last year, they appear to have bottomed and we expect improvement in both our Northern and Southern regions moving into Q2 and Q3. Our Wood Products segment results solidly exceeded our expectations, as the first quarter of 2012 experienced a nice benefit from higher lumber and plywood prices that boosted results. Demand for our manufactured wood products was strong during the quarter, which allowed us to increase production and shipments. In our Real Estate segment, a large sale of HBU land in the first quarter and continued strong demand for rural real estate properties resulted in another solid quarter,” concluded Mr. Covey.

Q1 2012 FINANCIAL SUMMARY

•	Total consolidated revenues for Q1 2012 were $112.4 million, compared to $122.2 million in Q1 2011 and $109.9 million in Q4 2011.

•

Net income for the quarter was $5.1 million, or $0.13 per diluted share, compared to $7.7 million, or $0.19 per diluted share for Q1 2011 and a loss of $1.5 million, or negative $0.04 per diluted share in Q4 2011.

•	EBITDDA was $18.3 million for Q1 2012 compared to $27.8 million for Q1 2011 and $7.8 million in Q4 2011.

Q1 2012 BUSINESS PERFORMANCE

Resource

Operating income for the Resource segment in Q1 2012 was $8.7 million, compared to $14.1 million in Q1 2011 and $12.6 million in Q4 2011. The primary reason for both variances was the previously announced planned harvest deferral for 2012, combined with favorable logging conditions in Q1 and Q4 2011 in Idaho that increased the harvest levels during those periods. In addition, the increased Q4 2011 logging resulted in customers holding relatively high inventories, which led to reduced demand in Q1 2012. As a result of the decreased harvest levels, there were corresponding reductions in logging and hauling expenses, which were partially offset by the increased cost of fuel.

Northern Region

•	Total fee harvest volume for Q1 2012 decreased 17 percent from Q1 2011 and 16 percent from Q4 2011.

•

Sawlog volume decreased 18 percent in Q1 2012 from Q1 2011, primarily due to the Q1 2011 favorable logging conditions in Idaho and the 2012 planned harvest deferral. Sawlog prices increased 2 percent year over year, primarily due to product mix as a general strengthening in demand for mixed sawlogs was partially offset by weaker demand for cedar sawlogs.

•

Sawlog volume and pricing decreased 22 percent and 6 percent, respectively, in Q1 2012 from Q4 2011. The reduced volumes resulted from normal seasonality and the favorable logging conditions in Idaho in Q4 2011, while prices were lower due to lack of demand resulting from customers’ full inventories.

•

Pulpwood volume decreased 9 percent in Q1 2012 compared to Q1 2011 consistent with the lower sawlog harvest. Pulpwood prices increased 11 percent due to continued steady demand driven by the lack of residual chips in the Pacific Northwest.

•

Pulpwood volume was level in Q1 2012 compared to Q4 2011, as the effect of normal seasonality in Idaho was partially offset by warmer than normal temperatures in Minnesota that allowed logging activities to continue through the quarter. Sales prices increased 1 percent due to the lack of residual chips.

Southern Region

•	Total fee harvest volume in Q1 2012 decreased 30 percent and 31 percent from Q1 2011 and Q4 2011, respectively.

•

Sawlog volume decreased 41 percent and 28 percent in Q1 2012 from Q1 2011 and Q4 2011, respectively. Sawlog pricing decreased 10 percent and 3 percent in Q1 2012 from Q1 2011 and Q4 2011, respectively. All of the variances were primarily due to the planned harvest deferral and decreased demand due to a customer’s mill closure in late 2011.

•

Pulpwood volume decreased 12 percent and 35 percent, respectively, in Q1 2012 from Q1 2011 and Q4 2011, due to the planned harvest deferral. Pulpwood pricing decreased 2 percent in Q1 2012 from Q1 2011 and increased 1 percent in Q1 2012 over Q4 2011.

Wood Products

Wood Products revenues were $73.9 million in Q1 2012 compared to $68.5 million in Q1 2011 and $67.2 million in Q4 2011. Operating income for the segment totaled $5.0 million in Q1 2012 compared to $2.9 million in Q1 2011 and an operating loss of $1.3 million in Q4 2011. Demand for manufactured wood products remained strong, allowing the company’s mills to run at higher production levels during Q1 2012. Log costs increased in Q1 2012 due primarily to the increased production combined with slightly higher log prices.

•	Lumber shipments in Q1 2012 increased 10 percent and 6 percent over Q1 2011 and Q4 2011, respectively, due to strong demand.

•	Lumber prices in Q1 2012 were level compared to Q1 2011 and increased 6 percent over Q4 2011.

•	The unrealized mark to market adjustment related to lumber hedges provided a modest $0.1 million benefit in Q1 2012, compared to a $0.6 million benefit in Q1 2011 and a $0.4 million charge in Q4 2011.

Real Estate

Real Estate revenues totaled $8.2 million in Q1 2012 compared to $13.0 million in Q1 2011 and $3.2 million in Q4 2011. Operating income for the segment was $6.3 million in Q1 2012 compared to $8.4 million in Q1 2011 and $2.1 million in Q4 2011. In Q1 2012, a large sale of HBU acres resulted in revenues of approximately $5.2 million. The first phase of a non-strategic and rural real estate sale in Idaho occurred during Q1 2011, which resulted in revenues of $9.0 million in that quarter. A total of 41 rural recreational, HBU and non-strategic timberland transactions closed in Q1 2012.

Corporate

Corporate expenses, including interest expense, were $14.3 million in Q1 2012 compared to $16.6 million in Q1 2011 and $16.5 million in Q4 2011. The year-over-year variance was due to the non-cash charges of $2.3 million for a mark to market adjustment for company stock in the deferred compensation plans and $1.2 million for deferred costs related to the reduction in the revolving credit facility in Q1 2011, partially offset by higher pension expense related to the company’s legacy plans of approximately $1.5 million in Q1 2012. The sequential variance was due to the $1.2 million accrual for additional environmental remediation charges related to the company’s Avery, Idaho site in Q4 2011 and lower compensation-related expense of $2.2 million in Q1 2012, partially offset by the higher pension expense in Q1 2012 mentioned above.

Balance Sheet

There were $16.5 million of debt maturities during the first quarter that were paid with cash on hand. Potlatch finished the quarter with $59.0 million of cash and short-term investments on the balance sheet.

Dividend Distribution

During the first quarter, Potlatch paid a regular quarterly cash distribution on the company’s stock of $0.31 per share.

OUTLOOK

“First quarter results exceeded our expectations and we are off to a good start in 2012. Most experts believe the domestic housing market has bottomed and is beginning to turn upward, and in spite of slowing demand for log exports to China, many expect this export slowdown to only be temporary. Furthermore, domestic repair and remodel activities are expected to increase, which will act as a counterbalance to continued relatively low levels of housing starts. At this time, we continue to expect our 2012 harvest to be approximately 3.5 million tons as we patiently wait for a better demand and pricing environment to increase our harvest levels. In our Wood Products business, we expect lumber and plywood prices to remain firm as we move through the year, and as a result expect continued strong performance from our Wood Products segment. We expect another good year for our Real Estate business as demand and interest in non-strategic timberlands and rural recreational real estate continues to be stable. Our balance sheet remains strong with $59.0 million in cash and short-term investments, and after a $5.2 million maturity on April 1, 2012, we have no debt maturities until the second half of next year,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held today, April 23, 2012, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 61989128. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until April 30, 2012 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 61989128 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.44 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, the direction of our business markets, the state of the domestic housing market, housing starts, business conditions in our Resource and Wood Products segments, log exports to China, domestic repair and remodel activities, our 2012 harvest levels, lumber and plywood pricing, performance of our Wood Products segment, the demand and interest in non-strategic timberlands and rural recreational real estate and HBU lands. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Statements of Income

Unaudited (Dollars in thousands – except per-share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues	$112,384	$122,233

Costs and expenses:
Cost of goods sold	88,975	93,148
Selling, general and administrative expenses	10,890	11,927

	99,865	105,075

Operating income	12,519	17,158
Interest expense, net	(6,486)	(7,879)

Income before income taxes	6,033	9,279
Income tax provision	(982)	(1,583)

Net income	$5,051	$7,696

Net income per share:
Basic	$0.13	$0.19
Diluted	0.13	0.19
Cash distributions per share	0.31	0.51
Weighted-average shares outstanding (in thousands):
Basic	40,261	40,078
Diluted	40,365	40,293

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$11,877	$7,819
Short-term investments	47,155	62,989
Receivables, net	13,058	13,533
Inventories	21,915	28,603
Deferred tax assets	11,909	11,909
Other assets	9,983	9,998

Total current assets	115,897	134,851
Property, plant and equipment, net	60,042	61,453
Timber and timberlands, net	458,360	459,687
Deferred tax assets	55,996	57,924
Other assets	10,739	32,305

	$701,034	$746,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$5,162	$21,661
Accounts payable and accrued liabilities	57,167	55,948

Total current liabilities	62,329	77,609
Long-term debt	344,780	344,742
Liability for pensions and other postretirement employee benefits	139,554	163,116
Other long-term obligations	18,803	18,615
Stockholders’ equity	135,568	142,138

	$701,034	$746,220

Stockholders’ equity per common share	$3.36	$3.54
Working capital	$53,568	$57,242
Current ratio	1.9:1	1.7:1

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$5,051	$7,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	5,788	8,666
Basis of real estate sold	444	3,615
Change in deferred taxes	915	1,589
Gain on disposition of property, plant and equipment	(2)	(34)
Employee benefit plans	846	2,608
Equity-based compensation expense	947	950
Proceeds from sales deposited with a like-kind exchange intermediary	(290)	—
Funding of qualified pension plans	(21,630)	(9,400)
Working capital changes	9,603	4,531

Net cash provided by operating activities	1,672	20,221

Cash Flows From Investing Activities
Decrease in short-term investments	15,834	11,064
Proceeds from COLI loan	21,751	—
Additions to property, plant and equipment	(989)	(1,000)
Additions to timber and timberlands	(2,140)	(2,131)
Proceeds from disposition of property, plant and equipment	2	112
Other, net	(246)	38

Net cash provided by investing activities	34,212	8,083

Cash Flows From Financing Activities
Distributions to common stockholders	(12,503)	(20,468)
Change in long-term debt	(16,500)	(5,000)
Issuance of common stock	63	185
Change in book overdrafts	(1,152)	(19)
Deferred financing costs	(30)	(325)
Employee tax withholdings on equity-based compensation	(1,713)	(1,605)
Other, net	9	(76)

Net cash used for financing activities	(31,826)	(27,308)

Increase in cash	4,058	996
Cash at beginning of period	7,819	5,593

Cash at end of period	$11,877	$6,589

Certain 2011 amounts have been reclassified to conform to the 2012 presentation.

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Revenues
Resource	$40,454	$51,552
Real Estate	8,164	12,981
Wood Products	73,924	68,472

	122,542	133,005
Intersegment revenues – Resource	(10,158)	(10,772)

Total consolidated revenues	$112,384	$122,233

Operating income
Resource	$8,669	$14,061
Real Estate	6,312	8,366
Wood Products	5,044	2,894
Eliminations and adjustments	310	545

	20,335	25,866
Corporate	(14,302)	(16,587)

Income before income taxes	$6,033	$9,279

Depreciation, depletion and amortization
Resource	$3,218	$4,818
Real Estate	9	—
Wood Products	1,860	1,984

	5,087	6,802
Corporate	701	1,864

Total depreciation, depletion and amortization	$5,788	$8,666

Basis of real estate sold – Real Estate	$495	$3,615
Eliminations and adjustments	(51)	—

Total basis of real estate sold – Real Estate	$444	$3,615

Potlatch Corporation

EBITDDA*

(Earnings before interest, taxes, depreciation, depletion and amortization, and basis of real estate sold)

Unaudited (Dollars in thousands)

	1st Quarter 2012	4th Quarter 2011	1st Quarter 2011
GAAP net income (loss)	$5,051	$(1,478)	$7,696
Net cash interest expense	6,052	6,302	6,246
Income tax provision (benefit)	982	(3,360)	1,583
Depreciation, depletion and amortization	5,788	6,176	8,666
Basis of real estate sold	495	213	3,615
Non-cash eliminations	(51)	(47)	—

EBITDDA	$18,317	$7,806	$27,806

*	EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net income. EBITDDA, as we define it, is net income/loss adjusted for net cash interest expense, provision/benefit for income taxes, depreciation, depletion and amortization, the basis of real estate sold and non-cash eliminations. It should not be considered as an alternative to net income computed under GAAP.